UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2009
MERCER INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation or organization)

000-51826	47-0956945
(Commission File Number)	(I.R.S. Employer Identification No.)
Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N8
(Address of Office)
(604) 684-1099
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On August 19, 2009 Mercer International Inc.’s (the “Company”) wholly-owned subsidiary, Zellstoff-und Papierfabrik Rosenthal GmbH (“Rosenthal”), the owner and operator of the Company’s Rosenthal mill, completed the refinancing of its €40.0 million revolving capital facility (the “Old Facility”) with a new revolving working capital facility in a maximum amount of €25.0 million (the “New Facility”). The New Facility is established pursuant a credit agreement dated August 19, 2009 (the “Credit Agreement”) with Bayerische Hypo-Und Vereinsbank AG (the “Lender” or “HVB”).
In connection with the New Facility, Rosenthal also arranged a term loan (the “Term Loan”) pursuant to a term loan agreement (the “Term Loan Agreement”) with HVB in the amount of €4,354,453.14 for the financing of a capital expenditure project at the Rosenthal mill.
The description below is a summary of certain selected terms of the Credit Agreement and the Term Loan Agreement. It does not purport to be complete and is qualified in its entirety by the complete text of each of the Credit Agreement and the Term Loan Agreement itself, copies of which are filed as Exhibits 10.1 and 10.2 hereto.
NEW FACILITY
Overview
The New Facility provides for a maximum €25.0 million revolving line of credit for working capital and general corporate purposes and may be utilized by way of cash advances or advances by way of letter of credit or bank guarantees. It also provides Rosenthal with a hedging facility relating to the hedging of the interest, currency and pulp prices as they affect Rosenthal pursuant to a strategy agreed to by Rosenthal and the Lender from time to time.
Term
The New Facility matures on December 31, 2012.
Interest and Repayment
The interest payable on cash advances is EURIBOR plus 3.50% plus certain other costs incurred by the Lender in connection with the New Facility. Each cash advance is to be repaid on the last day of the respective interest period and each advance by way of a letter of credit or bank guarantee shall be repaid on the applicable expiry date of such letter of credit or bank guarantee with all advances becoming due on the termination date. An interest period for cash advances shall be one, three or six months or any other period as Rosenthal and the Lender may determine. There is also a 1.10% per annum commitment fee on the unused and uncancelled amount of the New Facility which is payable semi-annually in arrears.

Covenants
The Credit Agreement contains a number of positive and negative covenants customary to credit agreements of this nature, including several financial covenants. Under the New Facility, the Rosenthal mill must not exceed a ratio of net debt to EBITDA of 3:1 in any 12-month period and must maintain a ratio of EBITDA to interest expense equal to or in excess of 1.2:1 for each 12- month period. Additionally, the ratio of current assets to current liabilities must equal or exceed 1.1:1.
The Credit Agreement also contains restrictions on the ability of Rosenthal to incur further indebtedness other than certain permitted indebtedness, grant further liens over its property, undergo fundamental changes to its structure, make certain investments, loans, advances, guarantees and acquisitions make or undertake other restricted activities specified in the Credit Agreement.
Security
The New Facility is secured by a first fixed charge on the inventories, receivables and accounts of Rosenthal.
TERM LOAN
The Term Loan, which matures on February 28, 2010, will be used by Rosenthal for the financing of up to 85% of a wash press project at the Rosenthal mill. The interest payable on amounts disbursed and outstanding under the Term Loan is EURIBOR plus 2.75% per annum and is payable on the basis of six month interest periods. The Term Loan Agreement also provides for a commitment fee of 1.00% per annum on the available and undisbursed portion of the Term Loan and a management fee at a flat rate of 1.50% on the full amount of the Term Loan.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1
Revolving Credit Facility Agreement among D&Z Holding GmbH, Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Beteiligungs GmbH, ZPR Logistik GmbH and Bayerische Hypo-und Vereinsbank AG dated August 19, 2009

10.2	Loan Agreement between Zellstoff-und Papierfabrik Rosenthal GmbH and Bayerische Hypo-und Vereinsbank AG dated August 19, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.
/s/ David Gandossi
David M. Gandossi
Chief Financial Officer

Date: August 24, 2009

MERCER INTERNATIONAL INC.
FORM 8-K
EXHIBIT INDEX

Exhibit No.	Description
10.1
Revolving Credit Facility Agreement among D&Z Holding GmbH, Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Beteiligungs GmbH, ZPR Logistik GmbH and Bayerische Hypo-und Vereinsbank AG dated August 19, 2009

10.2	Loan Agreement between Zellstoff-und Papierfabrik Rosenthal GmbH and Bayerische Hypo-und Vereinsbank AG dated August 19, 2009